CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated January 30, 2023, with respect to the audited balance sheet of ETX Park Fund #2, LLC as of December 31, 2022, and the related statements of operations, changes in member’s deficit, and cash flows for the period from January 18, 2022 to December 31, 2022, and the related notes to the financial statements.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

June 23, 2023